UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
January 16, 2018
Wal-Mart Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-06991	71-0415188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street
Bentonville, Arkansas 72716
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(479) 273-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 16, 2018, David Cheesewright, age 55, notified Wal-Mart Stores, Inc. (the “Company”) of his intent to retire from his position as Executive Vice President, President and Chief Executive Officer of the Company’s International segment, effective as of the close of business on January 31, 2018. Mr. Cheesewright will continue to serve as an Executive Vice President of the Company. Mr. Cheesewright has served as Executive Vice President, President and Chief Executive Officer of the Company’s International segment since January 2014. Prior to his appointment to his current role, Mr. Cheesewright served as Executive Vice President, President and CEO of the regional management team responsible for the Company’s retail operations in Canada, the United Kingdom, and sub-Saharan Africa, beginning in September 2011.  Mr. Cheesewright previously served in various capacities since joining the Company in 1999, including as Chief Operating Officer of Walmart Canada and Chief Operating Officer of Asda, the Company’s retail subsidiary in the United Kingdom.  Mr. Cheesewright will remain with the Company full-time through March 31, 2018 and then serve the Company, on a limited basis, with specific projects for a longer period of time.
On January 16, 2018, Judith McKenna, age 51, was appointed Executive Vice President, President and Chief Executive Officer of the Company’s International segment, effective February 1, 2018. In this position, Ms. McKenna will report to the Company’s President and Chief Executive Officer. Since February 2015, Ms. McKenna has served as Executive Vice President and Chief Operating Officer of Walmart U.S. Prior to being appointed to her current role, Ms. McKenna served as Executive Vice President and Chief Development Officer of Walmart U.S. from April 2014 to February 2015, as Executive Vice President, Strategy and International Development for Walmart International from April 2013 to April 2014, and as Chief Operating Officer of Asda Group Limited (“Asda”), the Company’s subsidiary in the United Kingdom, from July 2011 to April 2013. Previously, Ms. McKenna served in a variety of roles since joining the Company in 1996, including as Chief Financial Officer of Asda.
The Company issued a press release on January 17, 2018 announcing the retirement of Mr. Cheesewright and the appointment of Ms. McKenna to her new role. A copy of the press release is furnished as Exhibit 99.1 to this report.
The Company and Ms. McKenna entered into a post-termination agreement and covenant not to compete dated May 18, 2015 (the “Non-Compete Agreement”). The Non-Compete Agreement is substantially similar to the form of post termination agreement and covenant not to compete that is attached as Exhibit 10(p) to the Company’s Form 10-K filed on March 30, 2011. The Non-Compete Agreement prohibits Ms. McKenna, for a period of two years following her termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment. The Non-Compete agreement also provides that, if Ms. McKenna’s employment is terminated by the Company for any reason, other than for a violation of the Company’s policies, the Company will continue to pay her base salary for two years following termination of employment.
On January 16, 2018, the Compensation and Management Development Committee (the “CMDC”) of the Company’s Board of Directors approved changes to Ms. McKenna’s compensation in connection with her new role. Specifically, Ms. McKenna’s base salary will be $1,040,209 annually. Ms. McKenna will continue to be eligible for an annual cash incentive under the Company’s Management Incentive Plan (the “MIP”), based on performance criteria to be established by the CMDC. For the Company’s fiscal year ending January 31, 2019 (“fiscal 2019”), Ms. McKenna’s target cash incentive payment under the MIP will be 180% of her base salary, with a maximum possible payout of 225% of her base salary. Ms. McKenna will continue to be eligible to receive an annual equity award, generally consisting of a combination of restricted stock and performance-based restricted stock units. On January 16, 2018, the CMDC also approved Ms. McKenna’s annual equity award, consisting of 14,897 restricted shares and 50,651 performance-based restricted stock units.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits
The following document is filed as an exhibit to this Current Report on Form 8-K:

99.1	Press release dated January 17, 2018 announcing certain management changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 17, 2018

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President and General Counsel, Corporate